                                                                                                                                              EX-99.h.4
Administrative Services Plan
Aberdeen Funds

     Section 1. This Administrative Services Plan (the “Plan”) constitutes the administrative services plan for the classes of the funds as listed on Exhibit A (collectively, the “Funds”), each a series of Aberdeen Funds (the “Trust”), and is adopted upon review and approval by the Board of Trustees of the Trust.

     Section 2. Upon the recommendation of the administrator of the Funds, any officer of the Trust is authorized to execute and deliver, in the name and on behalf of a Fund, written agreements in substantially any other form duly approved by the Board of Trustees of the Trust (“Servicing Agreements”) with financial institutions which are shareholders of record or which have a servicing relationship (“Service Organizations”) with the beneficial owners of a class of a Fund’s shares of beneficial interest (“Shares”). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein including, but not limited to establishing and maintaining shareholder accounts, processing purchase and redemption transactions, arranging for bank wires, performing shareholder sub-accounting, answering inquiries regarding the Funds, providing periodic statements showing the account balance for beneficial owners or for plan participants or contract holders of insurance company separate accounts, transmitting proxy statements, period reports, updated prospectuses and other communications to shareholders and, with respect to meetings of shareholders, collecting, tabulating and forwarding to the Trust executed proxies and obtaining such other information and performing such other services as may reasonably be required and as described in a Fund’s applicable Prospectus to their customers who own of record or beneficially Shares. In consideration for providing such services, a Service Organization will receive a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, and up to the annual rate listed on Exhibit A for each class of shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer, insurance company or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by a Fund with respect to its Shares in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of that Fund.

     Section 3. So long as this Plan is in effect, the administrator shall provide to the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     Section 4. The Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Trustees who are not “interested persons” of that Fund (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement, provided, however, that the Plan is not implemented prior to the effective date of the post-effective amendment to a Fund’s registration statement describing the Plan and its implementation with respect to that Fund.

     Section 5. Unless sooner terminated, this Plan shall continue until December 31, 2008, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

     Section 6. This Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

     Section 7. This Plan is terminable at any time with respect to the Fund by vote of a majority of the Disinterested Trustees.

     Section 8. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees of the Trust.

     Section 9. This Plan has been adopted as of December 12, 2007.

     Section 10. The obligation of the Trust and the Funds hereunder are not personally binding upon nor shall resort be had to the private property of any of the trustees, shareholders, officers, employees or agents of the Trust but only the Trust’s property allocable to the particular share class shall be bound. The Trust is a statutory trust organized under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq) and under an Agreement and Declaration of Trust and any and all amendments thereto. Pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     Section 11. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 3 hereof, for a period of not less than 6 years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

ABERDEEN FUNDS ADMINISTRATIVE SERVICES PLAN Exhibit A*

Aberdeen Select Equity Fund	A, R, Institutional Service
Aberdeen Select Mid Cap Growth Fund	A, D, R, Institutional Service
Aberdeen Select Small Cap Fund	A, R, Institutional Service
Aberdeen Select Growth Fund	A, R, Institutional Service
Aberdeen Select Worldwide Fund	A, R, Institutional Service
Aberdeen China Opportunities Fund	A, R, Institutional Service
Aberdeen Developing Markets Fund	A, R, Institutional Service
Aberdeen International Equity Fund	A, R, Institutional Service
Aberdeen Hedged Core Equity Fund	A, R, Institutional Service
Aberdeen Market Neutral Fund	A, R, Institutional Service
Aberdeen Equity Long-Short Fund	A, R, Institutional Service
Aberdeen Global Financial Services Fund	A, R, Institutional Service
Aberdeen Health Sciences Fund	A, R, Institutional Service
Aberdeen Natural Resources Fund	A, R, Institutional Service
Aberdeen Technology and Communications Fund	A, R, Institutional Service
Aberdeen Global Utilities Fund	A, R, Institutional Service
Aberdeen Optimal Allocations Fund: Growth	A, R, Institutional Service
Aberdeen Optimal Allocations Fund: Moderate Growth	A, R, Institutional Service
Aberdeen Optimal Allocations Fund: Moderate	A, R, Institutional Service
Aberdeen Optimal Allocations Fund: Defensive	A, R, Institutional Service
Aberdeen Optimal Allocations Fund: Specialty	A, R, Institutional Service
Aberdeen Small Cap Fund	A, R, Institutional Service
Aberdeen Small Cap Opportunities Fund	A, R, Institutional Service
Aberdeen Small Cap Growth Fund	A, R, Institutional Service
Aberdeen Small Cap Value Fund	A, R, Institutional Service
Aberdeen Tax-Free Income Fund	A, D
Aberdeen Core Income Fund	A, R, Institutional Service
Aberdeen Core Plus Income Fund	A, R, Institutional Service

* As most recently approved at the December 11, 2008 Board Meeting.

The Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

(a)	25 basis points (0.25%) of the average daily net assets of the Class A Shares of the Funds;

(b)	25 basis points (0.25%) of the average daily net assets of the Class D Shares of the Funds;

(c)	25 basis points (0.25%) of the average daily net assets of the Class R Shares of the Funds; and

(d)	25 basis points (0.25%) of the average daily net assets of the Institutional Service Class Shares of the
Funds.